UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2004

ROPER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12273	51-0263969

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Satellite Boulevard, Suite 200, Duluth, Georgia 30097

(Addresses of Principal Executive Offices, including Zip Code)

(770) 495-5100

(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Compensation Committee of the Board of Directors of Roper Industries, Inc. (the “Company”) approved grants of restricted stock, effective as of December 28, 2004, to certain of the Company’s executive officers. Nigel W. Crocker, Timothy J. Winfrey and Benjamin W. Wood each received an award of 5,000 shares of restricted stock, and C. Thomas O’Grady received an award of 3,000 shares of restricted stock. Each award is evidenced by a Restricted Stock Award Agreement that provides that the restricted shares will vest as to one-third of the shares on each of February 28, 2005, February 28, 2006, and February 28, 2007, or earlier upon the grantee’s death or disability.

Brian D. Jellison, Chairman of the Board, President and Chief Executive Officer of the Company, received an award of 55,000 restricted stock units on December 28, 2004, which will vest as to one-third of the units on each of December 28, 2005, February 28, 2006, and February 28, 2007. The units will vest in full upon Mr. Jellison’s death or disability, or upon termination of his employment by the Company without cause (as defined) or upon his resignation for good reason (as defined) within one year following a change in control (as defined) of the Company. Vested units will convert to shares of common stock on the later of (i) the vesting date, or (ii) if required by Section 409A of the Internal Revenue Code, six months after his separation from service.

The form of Executive Officer Restricted Stock Award Agreement and Mr. Jellison’s Restricted Stock Unit Award Agreement are filed as exhibits to this Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Form of Executive Officer Restricted Stock Award Agreement

99.2	Brian D. Jellison Restricted Stock Unit Award Agreement

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROPER INDUSTRIES, INC.
/s/ Brian D. Jellison
	Name:	Brian D. Jellison
Date: December 30, 2004	Title:	Chairman of the Board, President and Chief Executive Officer